Exhibit 21

WESTAR ENERGY, INC.
Subsidiaries of the Registrant

Subsidiary	State of Incorporation	Date Incorporated

1) Kansas Gas and Electric Company (a)	Kansas	October 9, 1990
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(a) Kansas Gas and Electric Company does business as Westar Energy.